UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

October 24, 2011
Date of Report (Date of earliest event reported):

Commission File Number: 000-28915

STEREO VISION ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada                                                        95-4786972
(State or other jurisdiction of                    (I.R.S. Employer
 incorporation or organization)                    Identification No.)

15452 Cabrieto Road, Suite 204, Van Nuys, California 91406
(Address of principal executive offices)

(310) 205-7998
(Issuer's telephone number, including area code)

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective October 15, 2011, the Company renegotiated its arrangements with Paul Sidlo, the Block Group and their holdings in REZN8, a California corporation with assets located in Los Angeles.

As a result of declining market values, income streams and the actual holdings of REZN8, the Company requested and received a modification of the original purchase agreement, reported on January 4, 2011. The new terms call for the issuance of 11,110,000 shares, rather than the 20,000,000 shares originally committed, acquisition of 1,000,000 shares of the Company by the selling shareholders of REZN8, at one cent per share, and the engagement of Paul Sidlo as President of REZN8 for a period of five years at a salary of $150,000 per year, payable only out of REZN8's earnings, or, by Sidlo’s choice, he can instead be paid 10% of REZN8’s gross net profits. Sidlo will also receive 5,000,000 options to purchase Company shares at $0.05, with immediate vesting, and an additional 5,000,000 options, with an exercise price of $0.10 per share, with vesting occurring at the rate of 1,000,000 per year for each year of Sidlo’s five year contract that REZN8’s revenues grow over the previous year. All options are good for a period of five years from their issuance date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREO VISION ENTERTAINMENT, INC.

 /s/ John Honour
John H. Honour,
Chief Executive Officer

Date: October 21, 2011

Attachments: Exhibit 10.2.  Acquisition Agreement